Exhibit 99.2

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K. This report contains forward-looking statements including, without limitation, statements regarding trends, seasonality, cyclicality and growth in, and drivers of, the markets we sell into, our strategic direction, our future effective tax rate and tax valuation allowance, earnings from our foreign subsidiaries, remediation activities, new solution and service introductions, the ability of our solutions to meet market needs, changes to our manufacturing processes, the use of contract manufacturers, the impact of local government regulations on our ability to pay vendors or conduct operations, our liquidity position, our ability to generate cash from operations, growth in our businesses, our investments, the potential impact of adopting new accounting pronouncements, our financial results, our purchase commitments, our contributions to our pension plans, the selection of discount rates and recognition of any gains or losses for our benefit plans, our cost-control activities, savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives, and other regulatory approvals, the integration of our completed acquisitions and other transactions, our transition to lower-cost regions, the existence of political or economic instability, and our and the combined group's estimated or anticipated future results of operations, that involve risks and uncertainties. Our actual results could differ materially from the results contemplated by these forward-looking statements due to various factors, including but not limited to those risks and uncertainties discussed in Part I Item 1A and elsewhere in the Annual Report on Form 10-K for the fiscal year ended October 31, 2018 filed with the SEC on December 18, 2018.
Overview and Executive Summary
Keysight Technologies, Inc. ("we," "us," "Keysight" or the "company"), incorporated in Delaware on December 6, 2013, is a technology company providing electronic design and test solutions that are used in the design, development, manufacture, installation, deployment, validation, optimization and secure operation of electronics systems to communications, networking and electronics industries. We also offer customization, consulting and optimization services throughout the customer's product lifecycle, including start-up assistance, instrument productivity, application services and instrument calibration and repair.
We invest in product development to address the changing needs of the market and facilitate growth. We are investing in research and development to design measurement solutions that will satisfy the changing needs of our customers. These opportunities are being driven by evolving technology standards and the need for faster data rates and new form factors.
On April 18, 2017, we completed the acquisition of Ixia, which became a separate reportable operating segment, the Ixia Solutions Group. In the first quarter of fiscal year 2019, we completed an organizational change to align our services with our customers and end markets, which is consistent with Keysight’s customer-solutions-oriented, go-to-market strategy. This change was made to fully reflect our services delivery within the markets served and further enable the growth of our services solutions portfolio. With this change, services that were previously reported as the Services Solutions Group are now reported as part of the Communications Solutions Group and Electronic Industrial Solutions Group. As a result, Keysight now has three segments: Communications Solutions Group, Electronic Industrial Solutions Group and Ixia Solutions Group. The new organizational structure continues to include centralized enterprise functions that provide support across the groups. Prior period segment results have been revised to conform to the new organizational structure. The Communications Solutions Group provides electronic design and test software, instruments, systems and related services spanning the worldwide commercial communications and aerospace, defense and government end markets. The Electronic Industrial Solutions Group provides test and measurement solutions and related services across a broad set of electronic industrial end markets. The Ixia Solutions Group provides testing, visibility and security solutions, strengthening applications across physical and virtual networks for enterprises, service providers and network equipment manufacturers.
Years ended October 31, 2018, 2017 and 2016
Keysight’s total orders in 2018 were $4,082 million, an increase of 20 percent when compared to 2017. Foreign currency movements had a favorable impact of 1 percentage point on the year-over-year comparison. Orders associated with acquisitions accounted for 7 percentage points of order growth for the year ended October 31, 2018 when compared to 2017. Total orders in 2017 were $3,406 million, an increase of 15 percent when compared to 2016. Foreign currency movements had a negligible impact on the year-over-year comparison. Orders associated with acquisitions accounted for 9 percentage points of order growth for the year ended October 31, 2017 when compared to 2016.
Net revenue of $3,878 million for the year ended October 31, 2018 increased 22 percent when compared to 2017. Foreign currency movements had a favorable impact of 2 percentage points on the year-over-year comparison. Revenue associated with acquisitions accounted for 6 percentage points of revenue growth for the year ended October 31, 2018 when compared to 2017. Revenue excluding acquisitions grew year over year, with growth in all our operating segments and across all our markets. Net revenue of $3,189 million for the year ended October 31, 2017 increased 9 percent when compared to 2016. Foreign currency movements had a negligible impact on the year-over-year comparison. Revenue associated with acquisitions accounted for 7 percentage points of revenue growth for the year ended October 31, 2017 when compared to 2016. Revenue excluding acquisitions grew year over year, with growth in the Electronic Industrial Solutions Group driven by semiconductor measurement and automotive and energy markets. The Communications Solution Group revenue was flat as gains in the commercial communications market were offset by declines in the aerospace, defense and government market.
Net income was $165 million in 2018 compared to net income of $102 million and $335 million in 2017 and 2016, respectively. In 2018, 2017 and 2016, we generated operating cash flows of $555 million, $328 million and $420 million, respectively. The increase in net income for the year ended October 31, 2018 when compared to 2017 was driven by higher revenue volume and a favorable tax impact from the new U.S. tax legislation and Singapore tax incentives, partially offset by an unfavorable impact from a goodwill impairment charge and increases in variable people-related costs. The decline in net income for the year ended October 31, 2017 when compared to 2016 is primarily driven by the unfavorable impact from amortization of acquisition-related balances.
Impact of Northern California Wildfires
During the week of October 8, 2017, wildfires in northern California adversely impacted the Keysight corporate headquarters site in Santa Rosa, CA. Our headquarters was under mandatory evacuation for more than three weeks, and while direct damage to our core facilities was limited, our buildings did experience some smoke and other fire-related impacts. Cleaning and restoration efforts are largely complete, and we have fully re-occupied the site. Keysight is insured for the damage caused by the fire.
For the years ended October 31, 2018 and 2017, we recognized costs of $7 million and $16 million, respectively, net of estimated insurance recoveries of $90 million and $2 million, respectively. Expenses were primarily for cleaning and restoration activities, write-off of damaged fixed assets and other direct costs related to recovery from this event.
As of October 31, 2018, we have received insurance proceeds of $68 million and have a receivable of $24 million for losses and expenses for which insurance reimbursement is probable. The receivable is included in other current assets in the consolidated balance sheet. In addition, for the year ended October 31, 2018, we made investments in property, plant and equipment related to fire recovery of $27 million, which is expected to be covered by insurance. In many cases, our insurance coverage exceeds the amount of these covered losses, but no gain contingencies have been recognized as our ability to realize those gains remains uncertain for financial reporting purposes. We currently estimate total insurance recovery to range from $125 million to $135 million, which will substantially cover our total fire-related losses, expenses and investments in property, plant and equipment in excess of our $10 million self-insured retention amount. There may be a difference in timing of costs incurred and the related insurance reimbursement.
Outlook
Looking forward, we believe our investments in R&D combined with our completed acquisitions, which have expanded our technology portfolio and the size of our addressable market, position Keysight for growth. We remain focused on delivering value through differentiated and first-to-market solutions targeted at faster growing markets where customers are investing in next-generation digital and electronic technologies. Internally, we are continuously working to improve operational efficiency within and across all functions. While current macro-economic and geopolitical uncertainties exist related to trade, tariffs, monetary and fiscal policies, we expect continued sales growth.
Currency Exchange Rate Exposure
Our revenues, costs and expenses, and monetary assets and liabilities are exposed to changes in foreign currency exchange rates as a result of our global operating and financing activities. We hedge revenues, expenses and balance sheet exposures that are not denominated in the functional currencies of our subsidiaries on a short-term and anticipated basis. The result of the hedging has been included in our consolidated statement of operations. We experience some fluctuations within individual lines of the consolidated balance sheet and consolidated statement of operations because our hedging program is not designed to offset the currency movements in each category of revenues, expenses, monetary assets and liabilities. Our hedging program is designed to hedge currency movements on a relatively short-term basis of up to a rolling twelve-month period. Therefore, we are exposed to currency fluctuations over the longer term. To the extent that we are required to pay for all, or portions, of an acquisition price in foreign currencies, we may enter into foreign exchange contracts to reduce the risk that currency movements will impact the U.S. dollar cost of the transaction.

Results from Operations-Years ended October 31, 2018, 2017 and 2016
Orders and Net Revenue
In general, recorded orders represent firm purchase commitments from our customers with established terms and conditions for products and services. Consistent with our strategy, we are seeing an increase in solution sales, which have a longer order-to-revenue conversion cycle; however, the majority of recorded orders will be delivered within six months.
Revenue reflects the delivery and acceptance of the products and services as defined on the customer’s terms and conditions. Cancellations are recorded in the period received from the customer and historically have not been material.

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
	(in millions)
Orders	$4,082	$3,406	$2,953	20%	15%
Net revenue:
Products	$3,229	$2,664	$2,440	21%	9%
Services and other	649	525	478	24%	10%
Total net revenue	$3,878	$3,189	$2,918	22%	9%

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
% of total net revenue:
Products	83%	84%	84%	(1) ppt	—
Services and other	17%	16%	16%	1 ppt	—
Total	100%	100%	100%
Orders
Total orders for the year ended October 31, 2018 were $4,082 million, an increase of 20 percent when compared to 2017. Foreign currency movements had a favorable impact of 1 percentage point on the year-over-year comparison. Orders associated with acquisitions accounted for 7 percentage points of order growth for the year ended October 31, 2018 when compared to 2017. Orders grew across all operating segments with growth in all regions. Total orders for the year ended October 31, 2017 were $3,406 million, an increase of 15 percent when compared to 2016. Foreign currency movements had a negligible impact on the year-over-year comparison. Orders associated with acquisitions accounted for 9 percentage points of order growth for the year ended October 31, 2017 when compared to 2016. Orders grew across all operating segments with growth in all regions.
Net Revenue
The following table provides the percent change in revenue for the years ended October 31, 2018 and 2017 by geographic region, including and excluding the impact of currency changes, as compared to the respective prior year.

	Year over Year % Change
	2018 over 2017		2017 over 2016
Geographic Region	actual	currency adjusted	actual	currency adjusted
Americas	28%	28%	11%	11%
Europe	29%	25%	6%	7%
Japan	—	(1)%	5%	6%
Asia Pacific ex-Japan	17%	16%	11%	11%
Total revenue	22%	20%	9%	10%
Net revenue for the year ended October 31, 2018 was $3,878 million, an increase of 22 percent when compared to 2017. Foreign currency movements had a favorable impact of 2 percentage points on the year-over-year comparison. Revenue associated with acquisitions accounted for 6 percentage points of revenue growth for the year ended October 31, 2018 when compared to

2017. Net revenue for the year ended October 31, 2017 was $3,189 million, an increase of 9 percent when compared to 2016. Foreign currency movements had a negligible impact on the year-over-year comparison. Revenue associated with acquisitions accounted for 7 percentage points of revenue growth for the year ended October 31, 2017 when compared to 2016.
Revenue from the Communications Solutions Group represented approximately 62 percent of total revenue in 2018 and contributed 10 percentage points to the total revenue growth. Revenue grew 16 percent when compared to 2017, with growth in the Americas, Asia Pacific excluding Japan and Europe, partially offset by declines in Japan. The Communications Solutions Group's revenue growth was primarily driven by growth in our 5G-related solutions across the wireless ecosystem, with strong demand for network access applications and steady investments in the network and data center markets. In 2017, revenue from the Communications Solutions Group represented approximately 65 percent of total revenue, with a negligible contribution to the total revenue growth. Revenue grew 1 percent when compared to 2016, with growth in Japan and Asia Pacific excluding Japan offset by declines in the Americas and Europe. The strength in 5G and data center technologies was offset by decline in the aerospace, defense and government market.
Revenue from the Electronic Industrial Solutions Group represented approximately 27 percent of total revenue in 2018 and contributed 4 percentage points to the total revenue growth. Revenue grew 15 percent year over year when compared to the same period last year, driven by strong growth across all markets and regions. Revenue from the Electronic Industrial Solutions Group represented approximately 29 percent of total revenue in 2017 and contributed 2 percentage points to total revenue growth. Revenue grew 7 percent year over year when compared to 2016, driven by strong growth in the semiconductor measurement and automotive and energy markets. The growth in Asia Pacific excluding Japan and Europe was partially offset by declines in Japan, while revenue from the Americas remained flat.
Revenue from the Ixia Solutions Group represented approximately 11 percent of total revenue in 2018 and contributed 7 percentage points to total revenue growth. In 2017, revenue from the Ixia Solutions Group represented approximately 6 percent of total revenue and contributed 7 percentage points to total revenue growth. Revenue for 2017 included activity from the date of acquisition, April 18, 2017, through October 31, 2017.
Backlog
Backlog represents the amount of revenue expected from orders that have already been booked, including orders for goods and services that have not been delivered to customers, orders invoiced but not yet recognized as revenue, and orders for goods that were shipped but not invoiced, awaiting acceptance by customers.
At October 31, 2018, our unfilled backlog was approximately $1,311 million as compared to approximately $1,109 million at October 31, 2017. Consistent with our strategy, we are seeing an increase in solution sales, which have a longer order-to-revenue conversion cycle; however, we expect that a majority of the unfilled backlog will be recognized as revenue within six months. While backlog on any particular date can be an indicator of short-term revenue performance, it is not necessarily a reliable indicator of medium or long-term revenue performance.
Costs and Expenses

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
Gross margin on products	55.1%	54.6%	57.0%	— ppt	(2) ppts
Gross margin on services and other	51.1%	46.3%	47.0%	5 ppts	(1) ppt
Total gross margin	54.4%	53.2%	55.4%	1 ppt	(2) ppts
Operating margin	(10.2)%	4.6%	12.9%	(15) ppts	(8) ppts

(in millions)
Research and development	$624	$507	$434	23%	17%
Selling, general and administrative	$1,205	$1,058	$832	14%	27%
Goodwill impairment	$709	$—	$—	—	—
Other operating expense (income), net	$(33)	$(16)	$(25)	105%	(35)%
Gross margin increased 1 percentage point in 2018 compared to 2017, primarily driven by gains related to revenue volume and favorable mix, partially offset by increases in variable people-related costs and amortization of acquisition-related balances. Gross margin declined 2 percentage points in 2017 compared to 2016, primarily driven by the unfavorable impacts from amortization of acquisition-related balances, northern California wildfire-related costs, an increase in people-related costs and an increase in warranty expense due to a lower compare as a result of a one-time reduction in the standard warranty accrual in 2016.
Excess and obsolete inventory charges were $25 million in 2018, $16 million in 2017 and $17 million in 2016. In 2018, excess and obsolete inventory-related charges included $7 million related to divestiture activity. Sales of previously written-down inventory were $2 million in 2018, $1 million in 2017 and $2 million in 2016.
Research and development expense increased 23 percent in 2018 compared to 2017, primarily driven by the addition of acquisitions to our cost structure, an increase in people-related costs and our continued investment in research and development programs, partially offset by elimination of non-recurring acquisition-related compensation expense. As a percent of total revenue, research and development expenses were 16 percent in both 2018 and 2017. Research and development expense increased 17 percent in 2017 compared to 2016, primarily driven by the addition of acquisitions to the cost structure, an increase in people-related costs, acquisition-related compensation costs and our continued investment in research and development programs. As a percent of total revenue, research and development expense increased 1 percentage point to 16 percent in 2017 from 15 percent in 2016.
Selling, general and administrative expenses increased 14 percent for 2018 compared to the same period last year, primarily driven by the addition of acquisitions to our cost structure and increases in people-related, litigation and restructuring costs, partially offset by elimination of non-recurring acquisition-related compensation expense, separation and related costs, acquisition and integration costs and the unfavorable impact from northern California wildfire-related costs. Selling, general and administrative expenses increased 27 percent for 2017 compared to 2016, primarily driven by the addition of Ixia to our cost structure, increases in amortization of acquisition-related balances, acquisition and integration costs, acquisition-related compensation expense, investments in sales resources, people-related costs and the unfavorable impact from fire-related costs at our corporate headquarters and restructuring-related costs.
During the fourth quarter of 2018, we recorded a goodwill impairment charge of $709 million for the Ixia Solutions Group, based on the results of our annual impairment test of goodwill. See Note 10, "Goodwill and Other Intangible Assets," to our consolidated financial statements for additional information.
Other operating expense (income), net for 2018 was income of $33 million, which primarily includes income from business divestitures and rental income. Other operating expense (income), net for 2017 was income of $16 million, which primarily includes rental income.
Operating margin decreased 15 percentage points in 2018 when compared to 2017, primarily driven by goodwill impairment and an increase in variable people-related costs, partially offset by gains related to revenue volume and favorable mix. Operating margin decreased 8 percentage points in 2017 when compared to 2016, primarily driven by increases in amortization of acquisition-related balances, acquisition and integration costs, investments in sales resources and people-related costs, partially offset by favorable impact from higher revenue and revenue mix.
Our headcount was approximately 12,900 at October 31, 2018 compared to 12,600 at October 31, 2017.
Interest Expense
Interest expense for the years ended October 31, 2018 and 2017 was $83 million and $80 million, respectively, and primarily relates to interest on our senior notes issued in October 2014 and April 2017.
Other income (expense), net
Other income (expense), net for the years ended October 31, 2018, 2017 and 2016 was income of $54 million, $104 million and $35 million, respectively, and primarily includes net income related to our defined benefit and post-retirement benefit plans (interest cost, expected return on assets and amortization of net actuarial loss and prior service credits). Other income for 2017 also includes a $68 million gain from a settlement related to our Japan pension fund.

Income Taxes

	Year Ended October 31,
	2018	2017	2016
	(in millions)
Provision (benefit) for income taxes	$(576)	$77	$31
For 2018, the effective tax rate was 140 percent, which is higher than the U.S. statutory rate primarily due to the impact of U.S. tax law changes, the Singapore restructuring and tax incentive modifications completed in 2018 in response to Singapore tax law changes, and the tax impact of goodwill impairment. The impact of the Singapore restructuring includes tax benefits associated with intra-entity asset transfers that were recognized in accordance with ASU 2016-16, Intra-Entity Transfers of Assets Other Than Inventory, which we elected to early adopt effective November 1, 2016.
For 2017, the effective tax rate was 43 percent, which is higher than the U.S. statutory rate primarily due to the payment of a prior year Malaysia tax assessment of $68 million, including tax and penalties, which we are currently in the process of appealing to the Special Commissioners of Income Tax (“SCIT”) in Malaysia.
For 2016, the effective tax rate was 8 percent, which is lower than the U.S. statutory rate primarily due to a higher percentage of earnings in the non-U.S. jurisdictions taxed at lower statutory tax rates. Also, the tax rate was lower than the U.S. statutory rate due to a net tax benefit of $45 million resulting from the repatriation of earnings from Japan, which includes a U.S. tax expense of $27 million, offset by $72 million of foreign tax credits recorded in connection with the repatriation.
We benefit from tax incentives in several different jurisdictions, most significantly in Singapore, and several jurisdictions have granted tax incentives that require renewal at various times in the future. The tax incentives provide lower rates of taxation on certain classes of income and require various thresholds of investment and employment or specific types of income in those jurisdictions. The tax incentives are due for renewal between 2024 and 2025. The impact of the tax incentives decreased income taxes by $567 million, $49 million and $34 million in 2018, 2017, and 2016, respectively. The increase in the tax benefit from 2017 to 2018 is primarily due to the impact of our Singapore restructuring and tax incentive modifications that were completed in 2018 in response to Singapore tax law changes.
In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We include interest and penalties related to unrecognized tax benefits within the provision for income taxes in the consolidated statements of operations. Accrued interest and penalties are included on the related tax liability line in the consolidated balance sheet.
The open tax years for the IRS and most states are from November 1, 2014 through the current tax year. For the majority of our foreign entities, the open tax years are from August 1, 2014 through the current tax year. For certain foreign entities, the tax years remain open, at most, back to the year 2007. Given the number of years and numerous matters that remain subject to examination in various tax jurisdictions, we are unable to estimate the range of possible changes to the balance of our unrecognized tax benefits.
The company is being audited in Malaysia for the 2008 tax year. Although this tax year pre-dates our spin-off from Agilent, pursuant to the agreement between Agilent and Keysight pertaining to tax matters, as finalized at the time of separation, for certain entities, including Malaysia, any historical tax liability is the responsibility of Keysight. In the fourth quarter of fiscal 2017, Keysight paid income taxes and penalties of $68 million on gains related to intellectual property rights, although we are currently in the process of appealing to the SCIT in Malaysia. The company believes there are numerous defenses to the current assessment; the statute of limitations for the 2008 tax year in Malaysia was closed, and the income in question is exempt from tax in Malaysia. The company is disputing this assessment and pursuing all avenues to resolve this issue favorably for the company.
On December 22, 2017, the U.S. government enacted comprehensive Federal tax legislation commonly known as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act includes significant changes to the U.S. corporate income tax system, including but not limited to: the transition of U.S. international taxation from a worldwide tax system to a modified territorial tax system, which will result in a one-time U.S. tax liability on those earnings which have not previously been repatriated to the U.S. (the “Transition Tax”); creation of new minimum taxes, such as the Global Intangible Low Taxed Income (“GILTI”) tax and the base erosion anti-abuse tax; a federal corporate income tax rate reduction from 35 percent to 21 percent; and limitations on the deductibility of interest expense and executive compensation.
The corporate tax rate reduction is effective as of January 1, 2018. Since the company has a fiscal year rather than a calendar year, it is subject to rules relating to transitional tax rates. As a result, the company’s fiscal year 2018 federal statutory rate will be a blended rate of 23.34 percent.
Due to the complexities involved in accounting for the enactment of the Tax Act, the SEC staff has issued Staff Accounting Bulletin 118 (“SAB 118”) directing companies to consider the impact of the Tax Act as “provisional” when they do not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for the change in tax law. For the amounts that we were able to reasonably estimate, we recognized an income tax benefit of approximately $89 million as of October 31, 2018. This benefit is made up of a one-time reduction in net deferred tax liabilities and corresponding income tax benefit of approximately $304 million due to the re-measurement of U.S. income taxes recorded on the undistributed earnings of foreign subsidiaries that were not considered permanently reinvested. This was offset by approximately $205 million of income tax expense and corresponding long-term income tax payable due to the one-time transition tax. We also estimated a one-time reduction in net deferred tax assets and corresponding income tax expense of approximately $10 million due to the re-measurement of the U.S. deferred tax assets at the lower 21 percent U.S. federal corporate income tax rate.
Due to the complexity of the new Tax Act rules, we are continuing to evaluate the GILTI provisions and whether such GILTI taxes are recorded as a current-period expense when incurred or whether such amounts should be factored into a company’s measurement of its deferred taxes.
We are continuing to evaluate the Tax Act and its requirements, as well as its application to our business and its impact on our effective tax rate. In accordance with SAB 118, the estimated income tax benefit of $89 million represents our best estimate based on interpretation of the Tax Act. We are able to make reasonable estimates of the impact of the Transition Tax, the remeasurement of the deferred tax liability recorded on the undistributed earnings of foreign subsidiaries that were not considered reinvested, the current year impact of GILTI, and the reduction in the U.S. corporate income tax rate. The final impact of the Tax Act may differ from these estimates due to, among other things, changes in our interpretations and assumptions based on additional guidance that may be issued by the U.S. Treasury and changes to U.S. state conformance to the U.S. federal tax law change. In addition, certain provisions of the new Tax Act are not applicable to Keysight until fiscal year 2019. These include the Foreign-derived Intangible Income Deduction (“FDII”) and the Base Erosion and Anti-Abuse Tax (“BEAT”) provisions. These impacts will be included in the tax provision estimates beginning in fiscal year 2019.
Segment Overview
On April 18, 2017, we completed the acquisition of Ixia, which became a separate reportable operating segment, the Ixia Solutions Group. In the first quarter of fiscal year 2019, we completed an organizational change to align our services with our customers and end markets, which is consistent with Keysight’s customer-solutions-oriented, go-to-market strategy. This change was made to fully reflect our services delivery within the markets served and further enable the growth of our services solutions portfolio. With this change, services that were previously reported as the Services Solutions Group are now reported as part of the Communications Solutions Group and Electronic Industrial Solutions Group. As a result, Keysight now has three segments: Communications Solutions Group, Electronic Industrial Solutions Group and Ixia Solutions Group. The new organizational structure continues to include centralized enterprise functions that provide support across the groups. Prior period segment results have been revised to conform to the new organizational structure. The Communications Solutions Group provides electronic design and test software, instruments, systems and related services spanning the worldwide commercial communications and aerospace, defense and government end markets. The Electronic Industrial Solutions Group provides test and measurement solutions and related services across a broad set of electronic industrial end markets. The Ixia Solutions Group provides testing, visibility and security solutions, strengthening applications across physical and virtual networks for enterprises, service providers and network equipment manufacturers.
The profitability of each segment is measured after excluding, among other things, charges related to the amortization of acquisition-related balances, the impact of restructuring and related costs, asset impairments, acquisition and integration costs, share-based compensation, separation and related costs, interest income and interest expense.
Communications Solutions Group
The Communications Solutions Group serves customers spanning the worldwide commercial communications and aerospace, defense and government end markets. The group provides electronic design and test software, instruments, and systems and related services used in the simulation, design, validation, manufacturing, installation and optimization of electronic equipment.

Net Revenue

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
	(in millions)
Total net revenue	$2,392	$2,064	$2,060	16%	—%

The Communications Solutions Group's revenue in 2018 increased 16 percent when compared to 2017, primarily driven by strong growth in the commercial communications and the aerospace, defense and government markets. Revenue growth in the Americas, Asia Pacific excluding Japan, and Europe was partially offset by a decline in Japan. The Communications Solutions Group's revenue in 2017 was flat when compared to 2016, as growth in the commercial communications market was offset by decline in the aerospace, defense and government market. Revenue growth in Asia Pacific excluding Japan was offset by decline in the Americas ,while revenue was flat in Europe.
Revenue from the commercial communications market represented approximately 59 percent of total Communications Solutions Group revenue in both 2018 and 2017, and increased 17 percent and 4 percent year over year, respectively. In 2018, revenue grew in Asia Pacific excluding Japan, the Americas and Europe, partially offset by a decline in Japan. The revenue growth was primarily driven by growth in our 5G-related solutions across the wireless ecosystem, with strong demand for network access applications and steady investments in the network and data center markets. In 2017, commercial communications market revenue grew in Asia Pacific excluding Japan, the Americas and Japan, partially offset by a decline in Europe. Revenue from the commercial communications market grew year over year, driven by growth in 5G and next-generation data center technologies, partially offset by lower revenue associated with 4G-related investments.
Revenue from the aerospace, defense and government market represented approximately 41 percent of total Communications Solutions Group revenue in 2018 and increased 15 percent compared to 2017. In 2018, revenue grew in the Americas, Europe and Japan, while revenue in Asia Pacific excluding Japan was flat when compared to the same period last year. The growth was primarily driven by higher global defense spending and overall improvement in the global economy. Revenue from the aerospace, defense and government market represented approximately 41 percent of total Communications Solutions Group revenue in 2017 and declined 4 percent year over year. For the year ended October 31, 2017, revenue declines in the Americas and Asia Pacific excluding Japan were partially offset by growth in Europe and Japan. The declines were driven by continued weakness in the U.S. combined with lower spending in China.
Gross Margin and Operating Margin
The following table shows Communications Solutions Group margins, expenses and income from operations for 2018 versus 2017, and 2017 versus 2016.

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
Total gross margin	58.5%	58.1%	57.6%	— ppt	1 ppt
Operating margin	19.8%	16.8%	16.5%	3 ppts	—

(in millions)
Research and development	$345	$310	$313	11%	(1)%
Selling, general and administrative	$590	$551	$544	7%	1%
Other operating expense (income), net	$(9)	$(9)	$(11)	5%	(18)%
Income from operations	$474	$347	$340	36%	2%
Gross margin for the Communications Solutions Group in 2018 was flat compared to 2017, as gains from higher revenue volume were offset by an increase in people-related costs. Gross margin in 2017 increased 1 percentage point compared to 2016, primarily due to a higher percentage of revenue from software, lower inventory charges and lower infrastructure-related costs, partially offset by higher warranty costs.
Research and development expense increased 11 percent when compared to 2017, primarily driven by increased investments in leading-edge technologies and key growth opportunities in our end markets, higher people-related costs and infrastructure-related costs. In 2017, research and development expense decreased 1 percent when compared to 2016, as increased investment in leading-edge technologies and programs was partially offset by reductions in infrastructure-related costs and discretionary spending.
Selling, general and administrative expense in 2018 increased 7 percent when compared to 2017, primarily driven by higher infrastructure-related costs, people-related costs and investment in sales resources. Selling, general and administrative expense in 2017 increased 1 percent when compared to 2016, primarily driven by increased investment in sales resources.
Other operating expense (income) was income of $9 million in each of the years ended October 31, 2018 and 2017.
Income from Operations
Income from operations for 2018 increased $127 million on a corresponding revenue increase of $328 million. Income from operations for 2017 increased $7 million on a corresponding revenue increase of $4 million.
Operating margin in 2018 increased 3 percentage points when compared to 2017 as gains from revenue growth were partially offset by increases in people-related costs, infrastructure-related costs and investment in sales resources. Operating margin in 2017 was flat when compared to 2016, as improvement in gross margin was offset by increased investment in sales resources.
Electronic Industrial Solutions Group
The Electronic Industrial Solutions Group provides test and measurement solutions and related services across a broad set of electronic industrial end markets, focusing on high-value applications in the automotive and energy industry and measurement solutions for semiconductor design and manufacturing, consumer electronics, education and general electronics design and manufacturing. The group provides electronic design and test software, instruments, and systems used in the simulation, design, validation, manufacturing, installation and optimization of electronic equipment.
Net Revenue

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
	(in millions)
Total net revenue	$1,071	$929	$870	15%	7%

The Electronic Industrial Solutions Group's revenue in 2018 increased 15 percent when compared to 2017, driven by strong growth in general electronics measurement, automotive and energy and semiconductor measurement markets. Revenue associated with acquisitions accounted for 3 percentage points of revenue growth for the year ended October 31, 2018 when compared to 2017. Revenue grew across all regions. The Electronic Industrial Solutions Group's revenue in 2017 increased 7 percent when compared to 2016, driven by strong growth in semiconductor measurement, automotive and energy markets. Strong revenue growth in Asia Pacific excluding Japan and Europe was partially offset by declines in Japan, while revenue in the Americas was flat when compared to last year.
Gross Margin and Operating Margin
The following table shows Electronic Industrial Solutions Group margins, expenses and income from operations for 2018 versus 2017, and 2017 versus 2016.

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
Total gross margin	58.9%	59.0%	56.9%	— ppt	2 ppts
Operating margin	22.9%	22.5%	20.1%	— ppt	2 ppts

(in millions)
Research and development	$145	$123	$112	17%	10%
Selling, general and administrative	$245	$219	$212	11%	4%
Other operating expense (income), net	$(4)	$(4)	$(4)	5%	(1)%
Income from operations	$245	$209	$175	18%	20%

Gross margin in 2018 was flat when compared to 2017 as gains from higher revenue were offset by unfavorable revenue mix. Gross margin in 2017 increased 2 percentage points compared to 2016, primarily driven by higher revenue and favorable revenue mix.
Research and development expense in 2018 increased 17 percent when compared to 2017, primarily driven by increased investments in leading-edge technologies and key growth opportunities in our end markets, the addition of ScienLab and higher variable people-related costs. Research and development expense in 2017 increased 10 percent when compared to 2016, primarily driven by increased investments in leading-edge technologies and key growth opportunities in our end markets. We remain committed to investment in research and development and have focused our development efforts on strategic opportunities in order to capture future growth.
Selling, general and administrative expense in 2018 increased 11 percent when compared to 2017, primarily driven by the addition of ScienLab and higher infrastructure-related costs, investment in sales resources and variable people-related costs. Selling, general and administrative expense in 2017 increased 4 percent when compared to 2016, primarily driven by our focus on solution selling and market expansion activities.
Other operating expense (income) in both 2018 and 2017 was income of $4 million.
Income from Operations
Income from operations for 2018 increased $36 million on a corresponding revenue increase of $142 million. Income from operations for 2017 increased $34 million on a corresponding revenue increase of $59 million.
Operating margin was flat in 2018 compared to 2017 as gains from higher revenue were offset by increases in infrastructure-related costs, investments in sales resources and variable people-related costs. Operating margin increased 2 percentage points in 2017 compared to 2016, driven by higher gross margin.
Ixia Solutions Group
The Ixia Solutions Group helps customers validate the performance and security resilience of their networks and associated applications. The test,visibility and security solutions help organizations and their customers strengthen their physical and virtual networks. Enterprises, service providers, network equipment manufacturers, and governments worldwide rely on the our solutions to validate new products before shipping and secure ongoing operation of their networks with better visibility and security. The group’s solutions consist of our high-performance hardware platforms, software applications, and services, including warranty and maintenance offerings.
The Ixia Solutions Group's operating results in fiscal 2018 are not comparable with 2017, which only includes activity from the date of acquisition, April 18, 2017, through October 31, 2017.
The following table shows Ixia Solutions Group margins, expenses and income from operations for 2018 versus 2017, and 2017 versus 2016.

	Year Ended October 31,			2018 over 2017 % Change	2017 over 2016 % Change
	2018	2017	2016
Total gross margin	74.2%	76.5%	—	n/a	n/a
Operating margin	3.6%	16.3%	—	n/a	n/a

(in millions)
Net revenue	$451	$256	$—	n/a	n/a
Research and development	$119	$51	$—	n/a	n/a
Selling, general and administrative	$199	$103	$—	n/a	n/a
Other operating expense (income), net	$—	$—	$—	n/a	n/a
Income from operations	$16	$42	$—	n/a	n/a
During fiscal 2018, we completed an important phase of the Ixia integration, investing significant resources to upgrade their systems and processes for long-term value creation. This phase included the integration of our ERP, procurement, contract manufacturing, and trade and logistics activities and financial processes to leverage Keysight’s scale. While we have continued to make progress in optimizing the Ixia Solutions Group's business post integration, weaker-than-expected market growth rates since acquisition and longer than expected contract manufacturing transition has negatively impacted Ixia Solutions Group's revenue and operating profit in fiscal 2018.

We remain confident in the long-term opportunities created by combining Ixia's strength in networking and Keysight's strength in wireless and physical-layer test. Our combined technologies enable us to deliver full end-to-end solutions across the total communications workflow, which we view as a significant differentiator as wireless and wireline technologies continue to converge and 5G moves into commercialization.
Financial Condition
Liquidity and Capital Resources
Our financial position as of October 31, 2018 consisted of cash and cash equivalents of $913 million as compared to $818 million as of October 31, 2017.
As of October 31, 2018, approximately $782 million of our cash and cash equivalents was held outside of the U.S. in our foreign subsidiaries. Our cash and cash equivalents mainly consist of short-term deposits held at major global financial institutions, investments in institutional money market funds, and similar short duration instruments with original maturities of 90 days or less. We continuously monitor the creditworthiness of the financial institutions in which we invest our funds. We utilize a variety of funding strategies in an effort to ensure that our worldwide cash is available in the locations in which it is needed. Most significant international locations have access to internal funding through an offshore cash pool for working capital needs. In addition, a few locations that are unable to access internal funding have access to temporary local overdraft and short-term working capital lines of credit.
We believe our cash and cash equivalents, cash generated from operations, and ability to access capital markets and credit lines will satisfy, for at least the next twelve months, our liquidity requirements, both globally and domestically, including the following: working capital needs, capital expenditures, business acquisitions, contractual obligations, commitments, principal and interest payments on debt, and other liquidity requirements associated with our operations.
Net Cash Provided by Operating Activities
Cash flows from operating activities can fluctuate significantly from period to period as working capital needs and the timing of payments for income taxes, restructuring activities, pension funding, variable pay and other items impact reported cash flows.
Net cash provided by operating activities was $555 million for the year ended October 31, 2018 as compared to $328 million provided in 2017 and $420 million provided in 2016.

•
Net income in 2018 increased by $63 million as compared to 2017. Non-cash adjustments in 2018 increased $111 million compared to the same period last year, due to a $709 million goodwill impairment, a $74 million increase in amortization expense, a $70 million increase from a prior-period pension curtailment and settlement gain, an $11 million increase in depreciation expense and $1 million from other miscellaneous non-cash activities, partially offset by $742 million reduction in the adjustment for deferred tax benefits and $12 million gain on the sale of assets and divestitures.

•
The aggregate of accounts receivable, inventory and accounts payable used net cash of $128 million during 2018, compared to net cash used of zero in 2017 and $72 million in 2016. The amount of cash flow generated from or used by the aggregate of accounts receivable, inventory and accounts payable depends on the cash conversion cycle, which represents the number of days that elapse from the day we pay for the purchase of raw materials and components to the collection of cash from our customers and can be significantly impacted by the timing of shipments and purchases, as well as collections and payments in a period.

•
The aggregate of employee compensation and benefits, income taxes payable, deferred revenue, and other assets and liabilities provided net operating cash of $335 million during 2018 as compared to net cash provided of $42 million and net cash used of $22 million in 2017 and 2016, respectively. The difference between 2018 and 2017 activities is primarily due to an increase in the U.S. federal income tax payable due to the impact of new U.S. tax legislation, higher variable compensation accruals and other differences due to timing of accruals, collections and payments between the periods. In 2018, we received insurance proceeds of $68 million for expenses associated with the northern California wildfires, which partially offset estimated insurance recoveries of $90 million during the period. At October 31, 2018 our insurance receivable was $24 million for known losses for which insurance reimbursement is probable. In addition, in 2018, we received insurance proceeds of $26 million for losses incurred in a 2016 warehouse fire in Singapore.

•
Net cash used for retirement and post-retirement benefits was $127 million, $15 million and $32 million in 2018, 2017 and 2016, respectively. In 2018, we made an accelerated contribution of $85 million to our U.S. Defined Benefit Plans to secure tax deductibility at the current corporate rate prior to new tax legislation taking effect, as compared to zero contributions in 2017 and 2016. We also contributed $33 million to our non-U.S. defined benefit plans during 2018 compared to $34 million in 2017 and $38 million in 2016. We did not contribute to the U.S. Post-Retirement Benefit Plan in 2018 and 2017, and we contributed $1 million in 2016.
Net Cash Used in Investing Activities
Net cash used in investing activities was $116 million, $1,722 million and $90 million in 2018, 2017 and 2016, respectively. Investments in property, plant and equipment were $132 million, $72 million and $91 million in 2018, 2017 and 2016, respectively. 2018 capital spending includes $27 million related to recovery from the northern California wildfires.
In 2018, we paid $11 million for acquisitions and also received proceeds of $29 million from divestitures. In 2017, we paid $1,622 million, net of $72 million of cash acquired, for the acquisition of Ixia, $60 million for the acquisition of ScienLab, net of $2 million of cash acquired, and $20 million, net, for other acquisition activity. In 2016, we used $10 million, net of cash acquired, for the acquisition of a small business and a contingent payment related to the Anite acquisition.
We received $8 million of proceeds from the sale of land in 2017 compared to $10 million in 2016. We also received $45 million of proceeds from the sale of investments in 2017 as compared to $1 million in 2016.
Net Cash Used in Financing Activities
Net cash used by financing activities in 2018 was $335 million compared to $1,425 million provided in 2017 and $29 million used in 2016. In 2018, we used $335 million for financing activities primarily for a $260 million repayment of term loan borrowings, $120 million for treasury stock purchases, $18 million of tax payments related to net share settlement of equity awards, partially offset by proceeds of $64 million from issuance of common stock under employee stock plans.
On March 6, 2018, the Board of Directors approved a new stock repurchase program authorizing the purchase of up to $350 million of the company’s common stock, replacing a previously approved 2016 program authorizing the purchase of up to $200 million of the company’s common stock. The stock repurchase program may be commenced, suspended or discontinued at any time at the company’s discretion and does not have an expiration date.
In 2017, net cash provided by financing activities was $1,425 million primarily due to proceeds used to fund the acquisition of Ixia, including the issuance of long-term debt of $1,069 million, short-term borrowings of $212 million, and the issuance of common stock under public offering of $444 million, net of issuance costs. We repaid $323 million of the borrowings in 2017, including $182 million of the revolving facility, $140 million of the term loan and a $1 million short-term loan acquired with the acquisition of ScienLab. In addition, during 2017, we issued common stock under employee stock plans of $51 million and had $12 million of tax payments related to net share settlement of equity awards.
In 2016, we used $29 million for financing activities primarily due to $62 million for treasury stock purchases and, $9 million of tax payments related to net share settlement of equity awards, partially offset by proceeds of $43 million from issuance of common stock under employee stock plans.
Short-term debt
Revolving Credit Facility
On February 15, 2017, we entered into an amended and restated credit agreement (the “Revolving Credit Facility”) that replaced our existing $450 million unsecured credit facility dated September 15, 2014. The Revolving Credit Facility provides for a $450 million, five-year unsecured revolving credit facility that will expire on February 15, 2022 and bears interest at an annual rate of LIBOR + 1.30%. In addition, the Revolving Credit Facility permits us to increase the total commitments under this credit facility by up to $150 million in the aggregate on one or more occasions upon request. We may use amounts borrowed under the facility for general corporate purposes. During the year ended October 31, 2018, we borrowed and repaid $40 million of borrowings outstanding under the Revolving Credit Facility. As of October 31, 2018, we had no borrowings outstanding under the Revolving Credit Facility. We were in compliance with the covenants of the Revolving Credit Facility during the year ended October 31, 2018.
Bridge Facility
On January 30, 2017, we entered into a commitment letter, pursuant to which certain lenders agreed to provide a senior unsecured 364-day bridge loan facility of up to $1.684 billion (“the Bridge Facility”) for the purpose of providing the financing to support Keysight's acquisition of Ixia. Under the terms of commitment letter, the Bridge Facility was automatically terminated upon the Ixia acquisition on April 18, 2017. For the year ended October 31, 2017, we incurred costs in connection with the Bridge Facility of $9 million that were amortized to interest expense.

2019 Senior Notes
In October 2014, the company issued an aggregate principal amount of $500 million in senior notes ("2019 Senior Notes"). The 2019 Senior Notes were issued at 99.902 percent of their principal amount. The notes will mature on October 30, 2019, and bear interest at a fixed rate of 3.30 percent per annum. The interest is payable semi-annually on April 30 and October 30 of each year. The 2019 senior notes are repayable within one year and have been reclassified to short-term debt.
Long-term debt
2024 Senior Notes
In October 2014, the company issued an aggregate principal amount of $600 million in senior notes ("2024 Senior Notes"). The 2024 Senior Notes were issued at 99.966 percent of their principal amount. The notes will mature on October 30, 2024, and bear interest at a fixed rate of 4.55 percent per annum. The interest is payable semi-annually on April 30 and October 30 of each year.
2027 Senior Notes
In April 2017, the company issued an aggregate principal amount of $700 million in senior notes ("2027 Senior Notes"). The 2027 Senior Notes were issued at 99.873 percent of their principal amount. The notes will mature on April 6, 2027 and bear interest at a fixed rate of 4.60 percent per annum. The interest is payable semi-annually on April 6 and October 6 of each year, commencing on October 6, 2017. We incurred issuance costs of $6 million in connection with the 2027 Senior Notes that, along with the debt discount of $1 million, are being amortized to interest expense over the term of the senior notes. The 2027 Senior Notes are unsecured and rank equally in right of payment with all of our other senior unsecured indebtedness.
Senior Unsecured Term Loan
On February 15, 2017, we entered into a term credit agreement that provides for a three-year $400 million senior unsecured term loan that bears interest at an annual rate of LIBOR + 1.50%. The term loan was drawn upon the closing of the Ixia acquisition. On February 27, 2018, we fully repaid borrowings outstanding under the term loan of $260 million and terminated the term credit agreement. We had previously repaid $140 million of the term loan during the year ended October 31, 2017.
Off Balance Sheet Arrangements and Other
We have contractual commitments for non-cancellable operating leases. See Note 16, "Commitments and Contingencies," to our consolidated financial statements for further information on our non-cancellable operating leases.
Our liquidity is affected by many factors, some of which are based on normal ongoing operations of our business and some of which arise from fluctuations related to global economics and markets. Our cash balances are generated and held in many locations throughout the world. Local government regulations may restrict our ability to move cash balances to meet cash needs under certain circumstances. We do not currently expect such regulations and restrictions to impact our ability to pay vendors and conduct operations throughout our global organization.
Contractual Commitments
Our cash flows from operations are dependent on a number of factors, including fluctuations in our operating results, accounts receivable collections, inventory management, and the timing of tax and other payments. As a result, the impact of contractual obligations on our liquidity and capital resources in future periods should be analyzed in conjunction with such factors.

The following table summarizes our total contractual obligations at October 31, 2018 (in millions). The amounts presented in the table do not reflect $120 million of liabilities for uncertain tax positions as of October 31, 2018. We are unable to accurately predict when these amounts will be realized or released. However, it is reasonably possible that there could be significant changes to our unrecognized tax benefits in the next 12 months due to either the expiration of a statute of limitations or a tax audit settlement.

	Total	Less than one year	One to three years	Three to five years	More than five years
	(in millions)
Debt obligations	$1,800	$500	$—	$—	$1,300
Interest payments on debt	452	76	119	119	138
Operating lease commitments	191	44	65	36	46
Capital lease commitments	5	1	1	1	2
Commitments to contract manufacturers and suppliers	376	375	1	—	—
Retirement plans	33	33	—	—	—
US transition tax liability	89	4	15	15	55
Other purchase commitments	59	59	—	—	—
Total	$3,005	$1,092	$201	$171	$1,541
Interest on senior notes.  We have contractual obligations for interest payments on our senior notes. Interest rates and payment dates are detailed above under "Short-term debt" and "Long-term debt."
Operating leases.  Commitments under operating leases relate primarily to leasehold property, See Note 16, "Commitments and Contingencies."
Commitments to contract manufacturers and suppliers.  We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, we issue purchase orders with estimates of our requirements several months ahead of the delivery dates. The reported purchase commitments represent the commitments under open purchase orders with our suppliers that have not been received. However, our agreements with these suppliers usually provide us with the option to cancel, reschedule, and adjust our requirements based on business needs prior to firm orders being placed. We expect to fulfill most of our purchase commitments for inventory within one year.
In addition to the commitments to contract manufacturers and suppliers referenced above, we record a liability for firm, non-cancellable and unconditional purchase commitments for quantities in excess of our future demand forecasts consistent with our policy relating to excess inventory. As of October 31, 2018, the liability for our excess firm, non-cancellable and unconditional purchase commitments was $17 million, compared to $10 million as of October 31, 2017. These amounts are included in other accrued liabilities in our consolidated balance sheet.
Retirement plans.  Commitments under the retirement plans relate to expected contributions to be made to our non-U.S. defined benefit plans for the next year only. Contributions beyond the next year are impractical to estimate.
We also have benefit payments due under our defined benefit retirement plans and post-retirement benefit plan that are not required to be funded in advance, but are paid in the same period that benefits are provided. See Item 8-Financial Statements and Supplementary Data, Note 14, "Retirement Plans and Post-Retirement Benefit Plans," for additional information.
U.S. transition tax liability. The obligation for the U.S. transition tax liability relates to the one-time U.S. tax on those earnings which have not previously been repatriated to the U.S. (the “Transition Tax”). Keysight has elected to pay the Transition Tax over 8 years. See Item 7. Management's Discussion and Analysis, “Income Taxes,” for additional information on the Transition Tax.
Other purchase commitments. Other purchase commitments relate to contracts with professional services suppliers. We can typically cancel these contracts within 90 days without penalties. For those contracts that are not cancellable within 90 days without penalties, we disclose the amounts we are obligated to pay to a supplier under each contract in that period before such contract can be canceled. As of October 31, 2018, our contractual obligations with these suppliers was approximately $59 million within the next fiscal year, as compared to approximately $42 million as of October 31, 2017.
We had no material off-balance sheet arrangements as of October 31, 2018 or October 31, 2017.
Critical Accounting Policies and Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and various other assumptions believed to be reasonable. Although these estimates are based on management's best knowledge of current events and actions that may impact the company in the future, actual results may be different from the estimates. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used or changes in the accounting estimate that are reasonably likely to occur could materially change the financial statements. Our critical accounting policies are those that affect our financial statements materially and involve difficult, subjective or complex judgments by management. Those policies are revenue recognition, inventory valuation, share-based compensation, retirement and post-retirement plan assumptions, valuation of goodwill and other intangible assets, warranty, loss contingencies, restructuring and accounting for income taxes.
Revenue recognition.  We enter into agreements to sell products (hardware and/or software), services, and other arrangements (multiple-element arrangements) that include combinations of products and services. Revenue from product sales, net of trade discounts and allowances, is recognized provided that persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collectability is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer, for products, or when the service has been provided. Revenue is reduced for estimated product returns, when appropriate. For sales that include customer-specified acceptance criteria, revenue is recognized after the acceptance criteria have been met. For products that include installation, if the installation meets the criteria to be considered a separate element, product revenue is recognized upon delivery, and recognition of installation revenue occurs when the installation is complete. Otherwise, neither the product nor the installation revenue is recognized until the installation is complete. Revenue from services is deferred and recognized over the contractual period or as services are rendered. We allocate revenue to each element in our multiple-element arrangements based upon their relative selling prices. We determine the selling price for each deliverable based on a selling price hierarchy. The selling price for a deliverable is based on our vendor specific objective evidence ("VSOE") if available, third-party evidence ("TPE") if VSOE is not available, or estimated selling price ("ESP") if neither VSOE nor TPE is available. Revenue from the sale of software products that are not required to deliver the tangible product's essential functionality are accounted for under software revenue recognition rules. Revenue allocated to each element is then recognized when the basic revenue recognition criteria for that element have been met. The amount of product revenue recognized is affected by our judgments as to whether an arrangement includes multiple elements.
We use VSOE of selling price in the selling price allocation in all instances where it exists. VSOE of selling price for products and services is determined when a substantial majority of the selling prices fall within a reasonable range when sold separately. TPE of selling price can be established by evaluating largely interchangeable competitor products or services in standalone sales to similarly situated customers. As our products contain a significant element of proprietary technology and the solution offered differs substantially from that of competitors, it is difficult to obtain the reliable standalone competitive pricing necessary to establish TPE. ESP represents the best estimate of the price at which we would transact a sale if the product or service were sold on a standalone basis. We determine ESP for a product or service by using historical selling prices which reflect multiple factors including, but not limited to customer type, geography, market conditions, competitive landscape, gross margin objectives and pricing practices. The determination of ESP is made through consultation with and approval by management. We may modify or develop new pricing practices and strategies in the future. As these pricing strategies evolve, changes may occur in ESP. The aforementioned factors may result in a different allocation of revenue to the deliverables in multiple-element arrangements, which may change the pattern and timing of revenue recognition for these elements but will not change the total revenue recognized for the arrangement.
Recent Updates to Revenue Recognition. In May 2014, the Financial Accounting Standards Board issued Accounting Standard Update 2014-09, Revenue from Contracts with Customers, which became effective for us beginning November 1, 2018. For additional information on the new revenue recognition guidance and the expected impact of adoption, see Note 2, "New Accounting Pronouncements," to the consolidated financial statements.
Inventory valuation.  We assess the valuation of our inventory on a periodic basis and make adjustments to the value for estimated excess and obsolete inventory based upon estimates about future demand and actual usage. Such estimates are difficult to make under most economic conditions. The excess balance determined by this analysis becomes the basis for our excess inventory charge. Our excess inventory review process includes analysis of sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory. If actual market conditions are less favorable than those projected by management, additional write-downs may be required. If actual market conditions are more favorable than anticipated, inventory previously written down may be sold to customers, resulting in lower cost of sales and higher income from operations than expected in that period.
Share-based compensation.  We account for share-based awards in accordance with the provisions of the authoritative accounting guidance, which requires the measurement and recognition of compensation expense for all share-based payment awards made to our employees and directors. The fair value of share-based awards for employee stock option awards was estimated using the Black-Scholes option pricing model. Awards granted under the LTP Program are based on a variety of targets, such as total shareholder return ("TSR") or financial metrics such as operating margin, cost synergies and others. The awards based on

TSR were valued using a Monte Carlo simulation model and those based on financial metrics were valued based on the market price of Keysight’s common stock on the date of grant. Both the Black-Scholes and Monte Carlo simulation fair value models require the use of highly subjective and complex assumptions, including the option’s expected life and the price volatility of the underlying stock. The estimated fair value of restricted stock awards is determined based on the market price of Keysight’s common stock on the date of grant. We did not grant any option awards in 2018, 2017 and 2016.
Retirement and post-retirement benefit plan assumptions.  Retirement and post-retirement benefit plan costs are a significant cost of doing business. They represent obligations that will ultimately be settled sometime in the future and therefore are subject to estimation. Pension accounting is intended to reflect the recognition of future benefit costs over the employees' average expected future service to Keysight based on the terms of the plans and investment and funding decisions. To estimate the impact of these future payments and our decisions concerning funding of these obligations, we are required to make assumptions using actuarial concepts within the framework of accounting principles generally accepted in the U.S. Two critical assumptions are the discount rate and the expected long-term return on plan assets. Other important assumptions include, expected future salary increases, expected future increases to benefit payments, expected retirement dates, employee turnover, retiree mortality rates, and investment portfolio composition. We evaluate these assumptions at least annually.
The discount rate is used to determine the present value of future benefit payments at the measurement date, which is October 31 for both U.S. and non-U.S. plans. The U.S. discount rates as of October 31, 2018 and 2017 were determined based on the results of matching expected plan benefit payments with cash flows from a hypothetically constructed bond portfolio. The non-U.S. discount rates as of October 31, 2018 and 2017 were determined using spot rates along the yield curve to calculate disaggregated discount rates. In addition, we used this method to calculate two components of the periodic benefit cost: service cost and interest cost. If we changed our discount rate by 1 percent, the impact would be $6 million on U.S. net periodic benefit cost and $11 million on non-U.S. net periodic benefit cost. Lower discount rates increase the present value of the liability and subsequent year pension expense; higher discount rates decrease the present value of the liability and subsequent year pension expense.
The company uses alternate methods of amortization, as allowed by the authoritative guidance, that amortizes the actuarial gains and losses on a consistent basis for the years presented. For U.S. plans, gains and losses are amortized over the average future working lifetime. For most non-U.S. plans and U.S. post-retirement benefit plans, gains and losses are amortized using a separate layer for each year's gains and losses. The expected long-term return on plan assets is estimated using current and expected asset allocations as well as historical and expected returns. Plan assets are valued at fair value. If we changed our estimated return on assets by 1 percent, the impact would be $7 million on U.S. net periodic benefit cost and $15 million on non-U.S. net periodic benefit cost.
Goodwill and other intangible assets. We review goodwill for impairment annually during our fourth fiscal quarter and whenever events or changes in circumstances indicate the carrying value may not be recoverable. As defined in the authoritative guidance, a reporting unit is an operating segment, or one level below an operating segment. We aggregated components of an operating segment that have similar economic characteristics into our reporting units. At the time of an acquisition, we assign goodwill to the reporting unit that is expected to benefit from the synergies of the combination.
Companies have the option to perform a qualitative assessment to determine whether performing a quantitative test is necessary. If an entity believes, as a result of its qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test will be required. Otherwise, no further testing will be required.
The guidance includes examples of events and circumstances that might indicate that a reporting unit's fair value is less than its carrying amount. These examples include macro-economic conditions such as deterioration in the entity's operating environment or industry or market considerations; entity-specific events such as increasing costs, declining financial performance, or loss of key personnel; or other events such as an expectation that a reporting unit will be sold or a sustained decrease in the stock price on either an absolute basis or relative to peers. The qualitative indicators replace those previously used to determine whether an interim goodwill impairment test is required. If it is determined, as a result of the qualitative assessment, that it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount, the provisions of authoritative guidance require that we perform a quantitative impairment test on goodwill.
In 2018, we performed our annual impairment test for all our reporting units. Based on the results of our testing, the fair value of each of our reporting units exceeded the carrying value, except for our ISG reporting unit. As a result, we recorded impairment losses of $709 million for ISG. See Note 10, "Goodwill and Other Intangible Assets" of the consolidated financial statements for additional information. There was no impairment of goodwill during the years ended October 31, 2017 and 2016.
Other intangible assets consist primarily of developed technologies, proprietary know-how, trademarks, customer relationships, non-compete agreements, and backlog and are amortized using the straight-line method over estimated useful lives ranging from 2 months to 10 years. No impairments of purchased intangible assets were recorded during the years ended October 31, 2018,

2017 and 2016.
We review indefinite-lived intangible assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. The authoritative accounting guidance allows a qualitative approach for testing indefinite-lived intangible assets for impairment, similar to the impairment testing guidance for goodwill. It allows the option to first assess qualitative factors (events and circumstances) that could have affected the significant inputs used in determining the fair value of the indefinite-lived intangible asset. The qualitative factors assist in determining whether it is more-likely-than-not that the indefinite-lived intangible asset is impaired. An organization may choose to bypass the qualitative assessment for any indefinite-lived intangible asset in any period and proceed directly to calculating its fair value. Our indefinite-lived intangible assets are in-process research and development ("IPR&D") intangible assets. In 2018 and 2017, we assessed impairment by performing a qualitative test and recorded an impairment charge of $5 million and $7 million, respectively, related to the cancellation of an IPR&D project. There were no impairments in fiscal year 2016.
Warranty.  Effective December 1, 2017, Keysight warranties on products sold through direct sales channels are primarily for one year. Warranties for products sold through distribution channels continue to be primarily for three years. We accrue for standard warranty costs based on historical trends in warranty charges. The accrual is reviewed regularly and periodically adjusted to reflect changes in warranty cost estimates. Estimated warranty charges are recorded within cost of products at the time related product revenue is recognized.
We also sell extended warranties that provide warranty coverage beyond the standard warranty term. Revenue associated with extended warranties is deferred and recognized over the extended coverage period.
Loss Contingencies. As discussed in Note 15 and 16 to the consolidated financial statements, we are, from time to time, subject to a variety of litigation and similar contingent liabilities incidental to our business (or the business operations of previously owned entities). We recognize a liability for any contingency that is known or probable of occurrence and reasonably estimable. These assessments require judgments concerning matters such as litigation developments and outcomes, the anticipated outcome of negotiations, the number of future claims and the cost of both pending and future claims. In addition, because most contingencies are resolved over long periods of time, liabilities may change in the future due to various factors. Changes in these factors could materially impact our financial position or our results of operation.
Restructuring.  The main component of our restructuring plan is related to workforce reductions. Workforce reduction charges are accrued when payment of benefits becomes probable and the amounts can be estimated. If the amounts and timing of cash flows from restructuring activities are significantly different from what we have estimated, the actual amount of restructuring and other related charges could be materially different, either higher or lower, than those we have recorded.
Accounting for income taxes.  We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, benefits and deductions, and in the calculation of certain tax assets and liabilities which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as interest and penalties related to uncertain tax positions. Significant changes to these estimates may result in an increase or decrease to our tax provision in a subsequent period.
Significant management judgment is also required in determining whether deferred tax assets will be realized in full or in part. When it is more-likely-than-not that all or some portion of specific deferred tax assets such as net operating losses or foreign tax credit carryforwards will not be realized, a valuation allowance must be established for the amount of the deferred tax assets that cannot be realized. We consider all available positive and negative evidence on a jurisdiction-by-jurisdiction basis when assessing whether it is more likely than not that deferred tax assets are recoverable. We consider evidence such as our past operating results, the existence of losses in recent years and our forecast of future taxable income. At October 31, 2018, the company maintains a valuation allowance mainly related to deferred tax assets for California research credits, capital losses in the U.K., and net operating losses in the U.K. and Netherlands. We intend to maintain a valuation allowance in these jurisdictions until sufficient positive evidence exists to support their reversal.
The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax law and regulations in a multitude of jurisdictions. Although the guidance on the accounting for uncertainty in income taxes prescribes the use of a recognition and measurement model, the determination of whether an uncertain tax position has met those thresholds will continue to require significant judgment by management. In accordance with the guidance on the accounting for uncertainty in income taxes, for all U.S. and other tax jurisdictions, we recognize potential liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes and interest will be due. The ultimate resolution of tax uncertainties may differ from what is currently estimated, which could result in a material impact on income tax expense. If our estimate of income tax liabilities proves to be less than the ultimate assessment, a further charge to expense would be required. If events occur and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. We include interest and penalties related to unrecognized tax benefits within the provision for income taxes in the consolidated statements of operations.
New Accounting Standards
See Note 2, "New Accounting Pronouncements," to the consolidated financial statements for a description of new accounting pronouncements.